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                                                                    EXHIBIT 11.1

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)

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                                                          NINE MONTHS ENDED MARCH 31
                                           --------------------------------------------------------
                                                      1995                         1996
                                           ---------------------------  ---------------------------
                                           SHARES    AMOUNT      EPS    SHARES    AMOUNT      EPS
                                           ------    -------    ------  ------    -------    ------
Income before extraordinary charges.......           $2,068                       $  958
Less: Preferred stock dividends...........              (58 )                         --
      Increase in warrants value..........           (1,728 )                     (1,350 )
                                                     -------                      -------
INCOME (LOSS) BEFORE EXTRAORDINARY CHARGES
  ATTRIBUTABLE TO COMMON SHAREHOLDERS.....           $  282                       $ (392 )
                                                     =======                      =======
Net income................................           $1,815                       $  823
Less: Preferred stock dividends...........              (58 )                         --
      Increase in warrants value..........           (1,728 )                     (1,350 )
                                                     -------                      -------
NET INCOME (LOSS) ATTRIBUTABLE TO
  COMMON SHAREHOLDERS.....................           $   29                       $ (527 )
                                                     =======                      =======
Sharebase:
  Shares deemed outstanding at beginning
     of period............................ 7,282                        7,282
  Weighted average shares issued pursuant
     to initial public offering...........    --                        1,171
  Weighted average shares issued upon
     warrant conversion...................    --                          216
  Weighted average common share
     equivalents..........................   536                          320
  Weighted average shares issued during
     the period...........................    --                            9
  Weighted average contingent shares
     issuable.............................    --                            1
                                           ------                       ------
                                           7,818                        8,999
                                           ======                       ======
Income (loss) per share:
  Income (loss) before extraordinary
     charges..............................                      $ 0.03                       $(0.04)
  Extraordinary charges...................                       (0.03)                       (0.02)
                                                                ------                       ------
NET INCOME (LOSS) PER SHARE...............                      $(0.00)                      $(0.06)
                                                                ======                       ======
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